Exhibit 99
[Letterhead of Squire & Company, PC]
June 28, 2006
Placer Dome America 401(k) Savings Plan
c/o Barrick U.S. Subsidiaries Benefits Committee
136 East South Temple, Suite 1300
Salt Lake City, Utah 84111
Ladies and Gentlemen:
We were unable to complete our audit and issue our report on the Placer Dome America 401(k) Savings Plan financial statement for the year ended December 31, 2005 for the reasons set forth in “Part III — Narrative” of the Form12b-25, Notification of Late Filing, to which this statement is attached.
/s/ Squire & Company, PC